                                                        Exhibit 11
                              TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                               COMPUTATION OF EARNINGS (LOSS) PER SHARE
                                            OF COMMON STOCK
                                              (Unaudited)

                                                                             (Millions Except Share Amounts)
                                                                    Three Months Ended           Nine Months Ended
                                                                       September 30,                September 30,
                                                                     1995          1994            1995         1994
Computation for Statements of Income
  Primary Earnings Per Share (average shares outstanding):
    Income from continuing operations..........................   $       214   $       150   $       552   $       432
    Income (loss) from discontinued operations, net of
     income tax................................................             -             1             -           (12)
    Income before extraordinary loss...........................           214           151           552           420
    Extraordinary loss, net of income tax......................             -             -             -            (5)
    Income before cumulative effect of change in accounting
     principle.................................................           214           151           552           415
    Cumulative effect of change in accounting principle, net
     of income tax.............................................             -             -             -           (39)
    Net income.................................................           214           151           552           376
    Preferred stock dividends..................................             2             2             8             9
    Net income to common stock.................................   $       212   $       149   $       544   $       367

    Average shares of common stock outstanding (a),(b).........   172,429,542   180,902,646   174,804,413   179,811,774
    Earnings (loss) per average share of common stock:
      Continuing operations....................................   $      1.23   $       .81   $      3.11   $      2.35
      Discontinued operations..................................             -           .01             -          (.06)
      Extraordinary loss.......................................             -             -             -          (.03)
      Cumulative effect of change in accounting principle......             -             -             -          (.22)
                                                                  $      1.23   $       .82   $      3.11   $      2.04
Additional Computations (c)
  Net income to common stock, per above........................   $       212   $       149   $       544   $       367
  Primary Earnings Per Share (including common stock
   equivalents):
    Average shares of common stock outstanding (a),(b).........   172,429,542   180,902,646   174,804,413   179,811,774
    Incremental common shares applicable to common stock
     options based on the common stock daily average market
     price during the period...................................        93,096        63,993        67,648        87,359
    Incremental common shares applicable to performance units
     based upon the attainment of specified goals..............        27,625             -        27,625             -
    Average common shares, as adjusted.........................   172,550,263   180,966,639   174,899,686   179,899,133
    Earnings (loss) per average share of common stock
     (including common stock equivalents):
      Continuing operations....................................   $      1.23   $       .81   $      3.11   $      2.35
      Discontinued operations..................................             -           .01             -          (.06)
      Extraordinary loss.......................................             -             -             -          (.03)
      Cumulative effect of change in accounting principle......             -             -             -          (.22)
                                                                  $      1.23   $       .82   $      3.11   $      2.04
  Fully Diluted Earnings Per Share:
    Average shares of common stock outstanding (a),(b).........   172,429,542   180,902,646   174,804,413   179,811,774
    Incremental common shares applicable to common stock
     options based on the more dilutive of the common stock
     ending or average market price during the period..........        93,096        63,993        72,492        87,359
    Average common shares issuable assuming conversion of
     Tenneco Inc. 10% loan stock...............................        36,805        41,192        38,242        41,619
    Incremental common shares applicable to performance units
      based upon the attainment of specified goals.............        27,625             -        27,625             -
    Average common shares assuming full dilution...............   172,587,068   181,007,831   174,942,772   179,940,752
    Fully diluted earnings (loss) per average share, assuming
      conversion of all applicable securities:
      Continuing operations....................................   $      1.23   $       .81   $      3.11   $      2.35
      Discontinued operations..................................             -           .01             -          (.06)
      Extraordinary loss.......................................             -             -             -          (.03)
      Cumulative effect of change in accounting principle......             -             -             -          (.22)
                                                                  $      1.23   $       .82   $      3.11   $      2.04
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NOTES: (a)  In 1992, 12,000,000 shares of common stock were issued to the
            Stock Employee Compensation Trust ("SECT").  Shares of common stock issued to a related trust are not considered to be
            outstanding in the computation of average shares of common stock until the shares are utilized to fund the obligations for which the trust was established.  At September 30, 1995, the SECT had utilized 6,933,798 of these shares.
       (b)  Prior to conversion in December 1994, Series A preferred stock was converted into common stock under the Contingent Share method.
            The above computation includes 8,935,175 shares of Series A preferred stock which were converted into 17,342,763 shares of common stock.  In December 1994, all of the outstanding shares of
            Series A preferred stock were converted into Tenneco Inc. common stock.  The inclusion of Series A preferred stock in the
            computation of earnings per share was antidilutive for the nine months ended September 30, 1994.
       (c)  These calculations are submitted in accordance with Securities and
            Exchange Commission requirements although not required by
            Accounting Principles Board Opinion No. 15 because they result in dilution of less than 3%.